Exhibit 10.21

SEPARATION AGREEMENT

SEPARATION AGREEMENT (the “Agreement”), dated as of November 30, 2012 between WCI Communities Management, LLC, on behalf of itself and WCI Communities, Inc and WCI Communities, LLC (collectively, the “Company”), and David Fry (“Executive”).

NOW THEREFORE, the parties hereby agree as follows:

1.                                      Executive hereby resigns as a director and officer of the Company and each of its subsidiaries as of November 30, 2012. Executive shall execute all documents necessary to effect such resignations, including the resignation letter attached hereto.

2.                                      Solely for the purposes of the Employment Agreement between Executive and the Company, dated July, 2012 (the “Employment Agreement”), Executive shall receive all amounts he is entitled to receive upon a termination without Cause (as defined in the Employment Agreement), at the time and in the manner provided for in the Employment Agreement, subject to Executive delivering and not revoking the form of general release attached to the Employment Agreement.

3.                                      To the best of Executive’s knowledge no actions have occurred and no circumstances exist that could constitute Cause (as defined in the Employment Agreement).

6.                                      This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile and .pdf signatures will suffice as original signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below.

WCI Communities Management, LLC		DAVID FRY

	/s/ Vivien Hastings	/s/ David Fry
By:	Vivien Hastings
Its:	Sr. Vice President
Date:	12/5/12	Date:	12/5/12